UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SPACEHAB, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

November 1, 2005

Dear Shareholder:

In recent weeks you should have received a proxy, supplemental proxy materials and updated proxy card for approving certain matters in connection with SPACEHAB’s exchange offer and consent solicitation regarding our outstanding notes. Your vote is very important. We urge you to vote FOR the offer and submit your proxy by telephone, the Internet or mail before the special meeting of shareholders on November 10, 2005 to ensure this transaction is approved. Due to amendments made to the original proxy, you should receive and complete a second proxy card dated October 20, 2005 even if you submitted the original proxy card.

If the exchange offer is successful, your Company will issue new 5.5% senior convertible notes due 2010 in exchange for its outstanding 8.0% subordinated convertible notes due 2007. These new notes will have a conversion price of $1.50 per share, which represents a substantial premium over today’s market price for your Company’s stock. The successful consummation of this exchange offer will produce immediate benefits by reducing annual interest cost by approximately $1.5 million. The prospect of an eventual conversion of the new notes into stock, along with three more years before repayment would be required, will give your Company the critical resources it needs to invest in opportunities instrumental to ongoing commercial space access initiatives.

In addition, we do not believe that the Company’s cash flows between now and October 2007 will be sufficient to repay the $63.3 million of outstanding notes on their current maturity date. If the exchange offer is not successful, your Company may be required to divest core assets to generate sufficient funds to repay the outstanding notes at maturity and, if such divestitures are not successful, to seek a restructuring of your Company’s debt.

We are asking you, as one of our shareholders, to approve the increase in our authorized common stock to 70 million shares and to approve this transaction. The new shares will be required if and when the new notes issued in this transaction are tendered for conversion into stock. Institutional Shareholder Services and Glass Lewis, leading providers of proxy voting and corporate governance services, concur with your Company’s decision to conduct this transaction and support votes FOR the proposals. We, the management of your Company, believe that this transaction is critical for the future of SPACEHAB and we ask for your affirmative vote on the two issues being presented to the shareholders in this special meeting of shareholders. If you have not done so already, please mark and return your proxy card as soon as possible or cast your vote at www.proxyvote.com using the control number included on your proxy card.

I feel strongly that this transaction is in the best interests of both the Company and you, the shareholders. We recommend that you read all proxy materials including the prospectus sent with the proxy we mailed you, specifically our discussion on “Reasons for Seeking Shareholder Approval.” If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Georgeson Shareholder Communications, Inc., toll free at 1-800-790-6795.

Sincerely,

Michael E. Kearney

President and Chief Executive Officer